Exhibit 99.1

Executive Offices	For Further Information Contact:
2200 E. Golf Road
Des Plaines, IL 60016
Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. ANNOUNCES THIRD QUARTER 2005 RESULTS
AND NEW SHARE REPURCHASE PROGRAM

                DES PLAINES, Ill., Oct. 27, 2005 — United Stationers Inc. (NASDAQ: USTR) today reported net sales of $1.2 billion and diluted earnings per share of $0.77 for the third quarter ended September 30, 2005.  The company also announced that its board of directors authorized a new $75 million share repurchase program.

Third Quarter Results

                Sales in the third quarter of 2005 rose 13.4% to $1.2 billion versus the same period last year.  All product categories contributed to the gain, with janitorial and sanitation supplies and office products posting the largest increases.  Net income for the latest quarter was $26.1 million, compared with $26.3 million in the same period last year.  Diluted earnings per share for the third quarter of 2005 were $0.77, compared with $0.78 in the prior-year quarter.  The third quarter of 2005 was unfavorably affected by $3.1 million in costs associated with Hurricane Katrina, $2.7 million of expenses for Project Vision, $1.0 million related to higher fuel costs, and $1.2 million of incremental non-recurring expenses associated with the opening of the company’s new Cranbury, New Jersey distribution center.

                The acquisition of Sweet Paper contributed approximately 7% to sales growth over last year’s third quarter.  “We are extremely pleased with the progress we are making in combining the Sweet Paper and Lagasse businesses,” said Richard W. Gochnauer, president and chief executive officer.  “As we had hoped, Sweet Paper is proving to be invaluable to our strategy for building superior nationwide distribution for foodservice consumables.”

                Gross margin as a percent of sales for the latest three months was 14.3%, compared with 14.9% in the prior-year quarter.  The company’s success in improved working capital efficiency has reduced inventory purchases, resulting in a lower level of volume allowances and purchase discounts recorded in the third quarter of this year.  The decrease in margin also reflects the competitive pricing programs implemented late last year, lower levels of buy-side inflation and higher fuel costs.

                Operating expenses as a percentage of sales were 10.5%, unchanged from last year’s third quarter.  Operating expenses for the latest period were $122.0 million, compared with $108.2 million in the same quarter last year.  In addition, operating expenses included approximately $7.0 million related to the Sweet Paper business.

                Income from operations was $44.9 million, or 3.8% of sales, compared with last year’s $44.6 million, or 4.4% of sales.

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United Stationers Inc. Announces Third Quarter 2005 Results
And New Share Repurchase Program

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Nine-Month Results

                Net sales for the nine months ended September 30, 2005, reached $3.3 billion, up 10.8% compared with $3.0 billion in the same period last year.  Year-to-date net income totaled $74.0 million, compared with $70.7 million at this time last year.  Diluted earnings per share for the nine-month period ending September 30, 2005 were $2.18, compared with $2.08 in the prior-year period.

                Income from operations for the nine-month period ended September 30, 2005 was $125.9 million, or 3.8% of sales.  This compares to the $119.7 million, or 4.0% of sales, achieved in the same period last year.

Strong Cash Flow and Debt Reduction

Net cash provided by operating activities for the nine months ended September 30, 2005 and 2004 totaled $188.3 million and $42.9 million, respectively.  Excluding the effects of receivables sold, net cash provided by operating activities was $131.8 million in 2005, compared with $86.4 million in 2004.  The 2005 cash flow benefited from higher earnings and reductions in working capital.  A reconciliation of cash provided by operating activities, excluding the effects of receivables sold, to the most comparable GAAP measure is presented at the end of this release.

                “During the last 12 months, we spent $48.4 million to repurchase our common stock, approximately $125 million to fund the Sweet Paper acquisition, and incurred higher amounts for capital spending,” stated Gochnauer.  “As a result of our strong cash flow, however, we increased total debt and securitization financing by only $63 million.  This meant our debt-to-total capitalization (including the securitization financing) was 19.3% at the end of September, compared with 14.5% at this time last year.”  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

Credit Agreement Amended; Board Increases Share Repurchase Authorization

As previously announced, the company amended and restated its $275 million revolving credit agreement on October 12, 2005.  The amended agreement extends the facility’s maturity to October 12, 2010.  Among other things, it also reduces the interest rate margins and commitment fees, removes the fixed-charge financial covenant, increases the permitted size of the securitization financing by $50 million, and reduces certain constraints on acquisitions.  Including its $225 million securitization, the company’s total committed financing exceeds $500 million.

In addition, United Stationers’ board of directors approved a new share repurchase program in October 2005, authorizing the company to buy $75 million in common stock.  Outstanding authorizations now total more than $100 million.  Under these programs, purchases may begin or be suspended at any time without notice.  At September 30, 2005, United Stationers had 32.5 million shares outstanding.

                The company repurchased approximately 1.0 million shares for $48.4 million during the third quarter of 2005.

Hurricane Katrina

                The company operates four buildings in New Orleans: two that serve as the Lagasse headquarters, call center and local warehouse operation; and two United Stationers Supply Company warehouses.  As a result of Hurricane Katrina, the company incurred approximately $3.1 million in incremental costs, which were reflected in both gross margin and operating expense.  Inventory reserves were increased by approximately $0.4 million and bad debt reserves for accounts receivable grew by $1.7 million.  In addition, the company recorded $1.0 million in incremental travel, salaries and other operating costs.  “Subject to deductibles, we are insured for certain losses and business interruption, although the timing and amount of recoveries are not quantifiable at this time,” said Gochnauer.

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Project Vision

Project Vision, the company’s major information technology initiative, was started in August of this year.  Its goal is to enhance competitive advantages for the company and its customers, improve the capabilities of United’s systems, increase the company’s flexibility to serve its customers, and reduce its operational costs.  During the third quarter, the company recorded $2.7 million in operating expense and $4.9 million in capitalized systems costs.  This is on track with the previously announced planned investment of approximately $22 million ($8 million in 2005 and $14 million in 2006) in operating expense and $37 million ($13 million in 2005 and $24 million in 2006) in capitalized systems costs over the next two years.

Outlook

                “Organic sales growth for October is trending up approximately 4% over the prior-year period, after adjusting for inventory investment purchases by customers in the first two weeks of the fourth quarter of 2004.  We are continuing to build organizational talent that will support our initiatives and provide a long-term competitive advantage.  Our team is focused on delivering our plans for Project Vision, developing our global sourcing supply chain, and combining the Lagasse and Sweet Paper businesses.  We expect these initiatives will better position us to achieve our long-term financial goals of meeting or exceeding industry sales growth rates and increasing earnings per share by 12% to 15% per year,” Gochnauer concluded.

Conference Call

                United Stationers will hold a conference call followed by a question and answer session on Friday, October 28, 2005, at 10:00 a.m. CT, to discuss third quarter results.  To participate, callers within the U.S. and Canada should dial (800) 659-2037 and international callers should dial (617) 614-2713 approximately 10 minutes before the presentation.  The passcode is “61180008.”  To listen to the Webcast via the Internet, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s ability to successfully procure and implement new information technology (IT) packages and systems, integrating them with and/or migrating from existing IT systems and platforms without business disruption or other unanticipated difficulties or costs; United’s ability to effectively integrate past and future acquisitions into its management, operations, financial and technology systems; United’s timely and efficient implementation of improved internal controls in response to conditions previously or subsequently identified at its Canadian division or elsewhere, in order to maintain an effective internal control environment in compliance with the Sarbanes-Oxley Act of 2002; the conduct and scope of the SEC’s informal inquiry relating to United’s Canadian division or any formal investigation that may arise from this, and the ultimate resolution of any inquiry or investigation; the outcome of, and any costs associated with the defense of legal proceedings pending against the company; United’s reliance on key suppliers and the impact of variability in their pricing, allowance programs and other terms, conditions and policies, such as those relating to geographic or product sourcing limitations, price protection terms and return rights; variability in supplier allowances and promotional incentives payable to the company, based on inventory purchase volumes, attainment of supplier-established growth hurdles, and supplier participation in the company’s annual and quarterly catalogs and other marketing programs, and the impact of these supplier allowances and promotional incentives on the company’s gross margins; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories; increases in customers’ purchases directly from product manufacturers; United’s ability to anticipate and respond to changes in end-user demand and to effectively manage levels of any excess or obsolete inventory; the impact of variability in customer demand on United’s product offerings and sales mix and, in turn, on customer rebates payable, and supplier allowances earned, by the company and on United’s gross margin; reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; uncertainties related to any new regulations applicable to the company, including any new rulemaking by the SEC; the effects of hurricanes and other natural disasters, acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with sales for the trailing 12 months of approximately $4.3 billion.  Its integrated computer-based distribution systems make more than 40,000 items available to approximately 20,000 resellers.  United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 32 LagasseSweet distribution centers that serve the janitorial, sanitation, and foodservice consumables industries, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace.  Its focus on fulfillment excellence has given the company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Stock Market® under the symbol USTR.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$1,166,360	$1,028,833	$3,305,703	$2,983,377
Cost of goods sold	999,444	876,039	2,830,906	2,540,255
Gross profit	166,916	152,794	474,797	443,122

Operating expenses:
Warehousing, marketing and administrative expenses	122,600	108,163	349,495	323,416
Restructuring and other charges (reversal)	(566)	—	(566)	—

Total operating expenses	122,034	108,163	348,929	323,416

Income from operations	44,882	44,631	125,868	119,706

Interest expense, net	584	696	1,841	1,951

Other expense, net	2,047	1,006	4,617	2,395

Income before income taxes	42,251	42,929	119,410	115,360

Income tax expense	16,135	16,614	45,424	44,637

Net income	$26,116	$26,315	$73,986	$70,723

Net income per common share — diluted	$0.77	$0.78	$2.18	$2.08
Weighted average number of common shares — diluted	33,923	33,666	33,878	34,053

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30,		As of
	2005	2004	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$15,556	$14,220	$15,719
Accounts receivable, net*	234,209	177,941	178,644
Retained interest in receivables sold, net	198,030	264,801	227,807
Inventories	581,710	555,408	608,549
Other current assets	28,399	21,866	18,623
Total current assets	1,057,904	1,034,236	1,049,342

Property, plant and equipment, net	152,357	148,736	151,848
Intangible assets, net	30,485	2,119	1,901
Goodwill, net	246,757	182,836	184,222
Other	36,300	18,594	19,927
Total assets	$1,523,803	$1,386,521	$1,407,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$439,728	$396,274	$402,794
Accrued liabilities	164,545	136,415	140,558
Deferred credits	70,507	63,250	47,518
Total current liabilities	674,780	595,939	590,870

Deferred income taxes	28,787	21,543	20,311
Long-term debt	8,800	14,300	18,000
Other long-term liabilities	42,728	44,571	46,856
Total liabilities	755,095	676,353	676,037

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued — 37,217,814 shares in 2005 and 2004	3,722	3,722	3,722
Additional paid-in capital	343,125	333,578	337,192
Treasury stock, at cost — 4,766,913 shares and 4,171,575 shares at September 30, 2005 and 2004, respectively and 4,076,432 shares at December 31, 2004	(163,168)	(120,742)	(119,435)
Retained earnings	594,594	501,360	520,608
Accumulated other comprehensive loss	(9,565)	(7,750)	(10,884)
Total stockholders’ equity	768,708	710,168	731,203
Total liabilities and stockholders’ equity	$1,523,803	$1,386,521	$1,407,240

*The September 30, 2005 and 2004 and December 31, 2004 accounts receivable balances do not include $175.0 million, $106.5 million and $118.5 million, respectively, of accounts receivable sold through a securitization program.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2005	2004
Cash Flows From Operating Activities:
Net income	$73,986	$70,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,444	20,478
Loss (gain) on the disposition of plant, property and equipment	280	(53)
Deferred income taxes	713	(81)
Amortization of capitalized financing costs	477	489
Write down of assets held for sale	—	300
Changes in operating assets and liabilities, excluding the effects of acquisitions:
(Increase) decrease in accounts receivable, net	(18,714)	17,502
Decrease (increase) in retained interest in receivables sold, net	29,778	(111,079)
Decrease (increase) in inventory	62,718	(15,319)
(Increase) decrease in other assets	(26,527)	1,286
Increase in accounts payable	8,716	38,291
Increase in accrued liabilities	14,543	2,080
Increase in deferred credits	22,989	18,383
Decrease in other liabilities	(4,128)	(81)
Net cash provided by operating activities	188,275	42,919

Cash Flows From Investing Activities:
Acquisitions	(125,206)	—
Capital expenditures	(20,179)	(10,658)
Proceeds from the disposition of property, plant and equipment	22	9,969
Net cash used in investing activities	(145,363)	(689)

Cash Flows From Financing Activities:
Retirements of debt	—	(24)
Net borrowings under revolver	(9,200)	(3,000)
Issuance of treasury stock	16,806	6,500
Acquisition of treasury stock, at cost	(48,377)	(40,908)
Payment of employee withholding tax related to stock option exercises	(2,408)	(963)
Net cash used in financing activities	(43,179)	(38,395)

Effect of exchange rate changes on cash and cash equivalents	104	78
Net change in cash and cash equivalents	(163)	3,913
Cash and cash equivalents, beginning of period	15,719	10,307
Cash and cash equivalents, end of period	$15,556	$14,220

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt to Total Capitalization

(dollars in thousands)

	September 30,
	2005	2004	Change
Long-term debt	$8,800	$14,300	$(5,500)
Accounts receivable sold	175,000	106,500	68,500
Total debt and securitization (adjusted debt)	183,800	120,800	63,000
Stockholders’ equity	768,708	710,168	58,540
Total capitalization	$952,508	$830,968	$121,540

Adjusted debt to total capitalization	19.3%	14.5%	4.8%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt-to-total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Nine Months Ended September 30,
	2005	2004
Cash Flows From Operating Activities:
Net cash provided by operating activities	$188,275	$42,919
Excluding the change in accounts receivable sold	(56,500)	43,500
Net cash provided by operating activities excluding the effects of receivables sold	$131,775	$86,419

Cash Flows From Financing Activities:
Net cash used in financing activities	$(43,179)	$(38,395)
Including the change in accounts receivable sold	56,500	(43,500)
Net cash provided by (used in) financing activities including the effects of receivables sold	$13,321	$(81,895)

Note: Net cash provided by operating activities, excluding the effects of receivables sold, is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Net Capital Spending

(in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Forecast Year Ending
	2005	2004	2005	2004	2005
Net cash used in investing activities	$7,111	$4,358	$145,363	$689	N/A
Acquisitions	—	—	(125,206)	—	N/A
Net cash used in investing activities before the impact of acquisitions	$7,111	$4,358	$20,157	$689	N/A

Capital expenditures	$7,111	$4,360	$20,179	$10,658	N/A

Proceeds from the disposition of property, plant and equipment	—	(2)	(22)	(9,969)	N/A

Net cash used in investing activities before the impact of acquisitions	7,111	4,358	20,157	689	N/A
Capitalized software	6,076	561	14,509	2,184	N/A

Net capital spending	$13,187	$4,919	$34,666	$2,873	$47,000

Note: Net capital spending is provided as an additional measure of investing activities.  The company’s accounting policy is to include capitalized software in “Other Assets.” Generally Accepted Accounting Principles require that “Other Assets” be included on the cash flow statements under the caption “Net Cash Provided by Operating Activities.”  Internally, the company measures cash used in investing activities including capitalized software.  The company believes that it is helpful to provide readers of its financial statements with this same information.

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